Exhibit 99.1
Warwick Valley Telephone Receives Notification from Nasdaq, Obtains Waiver From Lender
(Warwick, New York, August 23, 2005—Nasdaq: WWVYE; the “Company”) Warwick Valley Telephone Company announced today that it had received a letter, dated August 17, 2005, from the Listing Qualifications Department of The Nasdaq Stock Market notifying the Company that its failure to file on time its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (the “Second Quarter 10-Q”) constitutes an additional deficiency under Marketplace Rule 4815(b). This deficiency is an additional basis for delisting the Company’s Common Shares. The Company previously reported on August 11, 2005 in a Notification of Late Filing on Form 12b-25 and a subsequent press release that it was unable to file the Second Quarter 10-Q by the prescribed filing deadline without unreasonable effort or expense as it is still in the process of finalizing its Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”). Neither the Second Quarter 10-Q nor the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (the “First Quarter 10-Q”) can be filed until the 2004 Form 10-K is filed, since quarterly reports must refer to audited annual financial information from the prior year. The Company’s late filing of the Form 10-K is due to the complex nature of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the fact that the Company encountered unanticipated delays in connection with the evaluation and testing that are part of preparing its assessment of its internal control over financial reporting. The Company is continuing to devote intense effort to that assessment and all other matters that are necessary so that the 2004 Form 10-K and both the First Quarter and Second Quarter 10-Q can be filed. The delays have not resulted from the discovery of circumstances which would require any restatement of its prior financials.
In addition, CoBank, the lender under its major credit facility, has extended from July 15 until September 30 the waiver it had previously given the Company from any default relating to the Company’s delay in filing its 2004 Form 10-K, which contains the Company’s audited financial statements. Although CoBank never delivered a notice of default to the Company, the Company’s failure to deliver its audited financials would, without the extension of CoBank’s waiver, have permitted CoBank to declare an Event of Default that could accelerate the maturity of all amounts then outstanding.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Please refer to the Company’s Report on Form 10-Q for the quarter ended September 30, 2004 and the Company’s past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which the Company operates and the important factors that may affect its business. The Company is not under any obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements, whether as the result of new information, future events or otherwise.